INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders of
Weststar Financial Services Corporation:

We have audited the accompanying consolidated balance sheets of Weststar Financial Services Corporation and subsidiary (the "Company") as of December 31, 2000 and 1999 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Hickory, NC

January 19, 2001

WESTSTAR FINANCIAL SERVICES CORPORATION


CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

ASSETS                                                                                               2000                   1999
ASSETS:
  Cash and cash equivalents (Notes 1 and 12):
    Cash and due from banks                                                                      $  3,791,415          $  1,892,403
    Interest-bearing deposits                                                                         352,394                 2,784
    Federal funds sold                                                                                900,000             2,110,000
                                                                                                 ------------          ------------
           Total cash and cash equivalents                                                          5,043,809             4,005,187
                                                                                                 ------------          ------------
  Investment securities (Notes 1, 2 and 12) - available for sale, at fair value (amortized cost of $2,019,607 and $2,508,339 at
    December 31, 2000 and 1999, respectively)                                                       2,022,608             2,502,411
                                                                                                 ------------          ------------
  Loans (Notes 3 and 12)                                                                           60,292,631            34,460,724
  Allowance for loan losses (Notes 1 and 4)                                                          (871,706)             (528,808)
                                                                                                 ------------          ------------
  Net loans                                                                                        59,420,925            33,931,916
  Premises and equipment, net (Notes 1, 5 and 8)                                                    2,432,535             2,455,507
  Accrued interest receivable                                                                         433,394               220,151
  Federal Home Loan Bank stock, at cost                                                               225,000                58,100
  Deferred income taxes (Note 7)                                                                      459,931               133,688
  Other assets                                                                                        152,215                61,137
                                                                                                 ------------          ------------

TOTAL                                                                                            $ 70,190,417          $ 43,368,097
                                                                                                 ============          ============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
  Deposits (Notes 6 and 12):
    Demand                                                                                       $ 10,652,742          $  4,780,881
    NOW accounts                                                                                    7,838,070             3,154,225
    Money market accounts                                                                          12,111,132            10,623,376
    Savings                                                                                           755,286               583,797
    Time deposits of $100,000 or more                                                               6,729,107             5,620,684
    Other time deposits                                                                            25,116,249            13,158,017
                                                                                                 ------------          ------------
           Total deposits                                                                          63,202,586            37,920,980
  Accrued interest payable                                                                            285,064               159,149
  Other liabilities                                                                                   253,209               119,569
  Stock subscriptions (Note 10)                                                                       328,396                  --
                                                                                                 ------------          ------------
           Total liabilities                                                                       64,069,255            38,199,698
                                                                                                 ------------          ------------

COMMITMENTS AND CONTINGENCIES (Note 11)

SHAREHOLDERS' EQUITY (Notes 1, 9 and 10):
  Common stock, $1 par value, authorized - 9,000,000 shares;
    outstanding shares - 633,298 at December 31, 2000 and 1999,
    respectively                                                                                      633,298               633,298
  Additional paid-in capital                                                                        6,129,636             6,129,636
  Accumulated deficit                                                                                (643,614)           (1,590,896)
  Accumulated other comprehensive income (loss) (Note 2)                                                1,842                (3,639)
                                                                                                 ------------          ------------
           Total shareholders' equity                                                               6,121,162             5,168,399
                                                                                                 ------------          ------------

TOTAL                                                                                            $ 70,190,417          $ 43,368,097
                                                                                                 ============          ============


See notes to consolidated financial statements.

WESTSTAR FINANCIAL SERVICES CORPORATION


CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------


                                                                                         2000             1999               1998

INTEREST INCOME:
  Interest and fees on loans                                                         $ 5,071,190      $ 2,492,208       $   661,439
  Federal funds sold                                                                      59,957          142,955           186,602
  Interest-bearing deposits                                                                1,631            1,211             4,560
  Investments:
    U. S. Treasuries                                                                      44,575           26,129            64,213
    U. S. Government agencies                                                             88,252           95,105           144,537
    Corporate dividends                                                                    7,989            2,710              --
                                                                                     -----------      -----------       -----------
           Total interest income                                                       5,273,594        2,760,318         1,061,351
                                                                                     -----------      -----------       -----------

INTEREST EXPENSE:
  Time deposits of $100,000 or more                                                      372,642          189,677           109,687
  Other time and savings deposits                                                      1,708,006          937,345           286,900
  Federal funds purchased                                                                 94,813            1,522              --
  Other interest expense                                                                      41               97            27,922
                                                                                     -----------      -----------       -----------
           Total interest expense                                                      2,175,502        1,128,641           424,509
                                                                                     -----------      -----------       -----------

NET INTEREST INCOME                                                                    3,098,092        1,631,677           636,842

PROVISION FOR LOAN LOSSES (Notes 1 and 4)                                                454,960          316,685           269,614
                                                                                     -----------      -----------       -----------

NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                                                                          2,643,132        1,314,992           367,228
                                                                                     -----------      -----------       -----------

OTHER INCOME:
  Service charges on deposit accounts                                                    360,756          272,911            83,349
  Other service fees and commissions                                                     160,179          131,316            29,162
  Other                                                                                   11,640           10,637             4,533
                                                                                     -----------      -----------       -----------
           Total other income                                                            532,575          414,864           117,044
                                                                                     -----------      -----------       -----------

OTHER EXPENSES:
  Salaries and wages                                                                   1,037,525          941,253           649,415
  Employee benefits                                                                      171,931          108,086            66,246
  Occupancy expense, net                                                                 138,513           79,280            64,128
  Equipment rentals, depreciation and maintenance                                        232,735          201,738           132,439
  Supplies                                                                               144,597          115,339            86,693
  Professional fees                                                                      587,060          362,343           177,496
  Marketing                                                                              183,418          133,621           139,150
  Other                                                                                   52,800           77,148           143,332
                                                                                     -----------      -----------       -----------
           Total other expenses                                                        2,548,579        2,018,808         1,458,899
                                                                                     -----------      -----------       -----------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE
   IN ACCOUNTING PRINCIPLE AND INCOME TAXES                                              627,128         (288,952)         (974,627)

INCOME TAX BENEFIT (Notes 1 and 7)                                                       320,154          110,625                --
                                                                                     -----------      -----------       -----------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE                                                         947,282         (178,327)         (974,627)

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF TAX BENEFIT OF $44,877 (Note 1)                                         --            (71,326)               --
                                                                                     -----------      -----------       -----------
NET INCOME (LOSS)                                                                        947,282         (249,653)         (974,627)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX -
  Unrealized holding gains (losses) on securities available for sale                       5,481           (1,943)           (8,270)
                                                                                     -----------      -----------       -----------

COMPREHENSIVE INCOME (LOSS)                                                          $   952,763      $  (251,596)      $  (982,897)
                                                                                     ===========      ===========       ===========


See notes to consolidated financial statements.

WESTSTAR FINANCIAL SERVICES CORPORATION


CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Continued)
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------


                                                                2000                1999                 1998

BASIC INCOME (LOSS) PER SHARE BEFORE CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                  $      1.50         $      (.29)         $     (1.60)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE                                                          --                (.12)                  --
                                                            -----------         ------------         ------------

BASIC NET INCOME (LOSS) PER SHARE                           $      1.50         $      (.41)         $     (1.60)
                                                            ===========         ============         ============


See notes to consolidated financial statements

WESTSTAR FINANCIAL SERVICES CORPORATION


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------


                                                                                                                          Total
                                                                                                        Accumulated    Shareholders'
                                                                            Additional                    Other          Equity
                                                      Common Stock           Paid-In     Accumulated   Comprehensive     (Notes 1
                                                  Shares         Amount      Capital       Deficit     Income (Loss)       and 9)
                                               -----------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1997                          607,557   $   607,557   $ 5,897,957   $  (366,616)   $     6,574    $ 6,145,472
  Net change in unrealized gain on securities
    available for sale                                   --            --            --            --         (8,270)        (8,270)
  Net loss                                               --            --            --      (974,627)            --       (974,627)
                                                -----------   -----------   -----------   -----------    -----------    -----------


BALANCE, DECEMBER 31, 1998                          607,557       607,557     5,897,957    (1,341,243)        (1,696)     5,162,575
  Net change in unrealized loss on securities
    available for sale                                   --            --            --            --         (1,943)        (1,943)
  Warrants exercised                                 25,741        25,741       231,679            --             --        257,420
  Net loss                                               --            --            --      (249,653)            --       (249,653)
                                                -----------   -----------   -----------   -----------    -----------    -----------

BALANCE, DECEMBER 31, 1999                          633,298       633,298     6,129,636    (1,590,896)        (3,639)     5,168,399
  Net change in unrealized loss on securities
    available for sale                                   --            --            --            --          5,481          5,481
  Net income                                             --            --            --       947,282             --        947,282
                                                -----------   -----------   -----------   -----------    -----------    -----------

BALANCE, DECEMBER 31, 2000                          633,298   $   633,298   $ 6,129,636   $  (643,614)   $     1,842    $ 6,121,162
                                                ===========   ===========   ===========   ===========    ===========    ===========


See notes to consolidated financial statements.

WESTSTAR FINANCIAL SERVICES CORPORATION


CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                         2000               1999               1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                 $    947,282       $   (249,653)      $   (974,627)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation                                                         256,538            173,617             97,946
    Amortization of organization costs                                        --                 --             29,669
    Provision for loan loss                                              454,960            316,685            269,614
    Premium amortization and discount accretion, net                     (22,033)           (70,843)          (116,570)
    Deferred income tax benefit                                         (329,691)          (155,502)                --
    Cumulative effect of a change in accounting principle                     --            116,203                 --
    Increase in accrued interest receivable                             (213,243)          (120,112)           (71,952)
    Increase in accrued interest payable                                 125,915             94,652             62,358
    (Increase) decrease in other assets                                  (91,092)           (19,981)            13,393
    Increase in taxes payable                                              1,937                 --                 --
    Increase (decrease) in other liabilities                             131,716            (76,398)           114,216
                                                                    ------------       ------------       ------------
           Net cash provided by (used in) operating activities         1,262,289              8,668           (575,953)
                                                                    ------------       ------------       ------------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available for sale                          (2,010,234)        (4,449,719)        (7,087,865)
  Maturities of securities available for sale                          2,521,000          4,100,000          8,094,000
  Net increase in loans                                              (25,943,969)       (20,444,055)       (13,863,234)
  Additions to premises and equipment                                   (233,566)          (429,073)        (1,747,777)
  Purchases of Federal Home Loan Bank stock                             (166,900)           (58,100)                --
                                                                    ------------       ------------       ------------
           Net cash used in investing activities                     (25,833,669)       (21,280,947)       (14,604,876)
                                                                    ------------       ------------       ------------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand deposits, NOW accounts and
    savings accounts                                                  12,214,951         10,154,339          7,654,464
  Net increase in certificates of deposits                            13,066,655         11,319,993          7,019,264
  Proceeds from notes payable                                                 --                 --            990,000
  Repayment of notes payable                                                  --                          - (1,140,000
  Issuance of common stock                                                    --            257,420                 --
  Common stock subscriptions                                             328,396                 --                 --
                                                                    ------------       ------------       ------------
           Net cash provided by financing activities                  25,610,002         21,731,752         14,523,728
                                                                    ------------       ------------       ------------


NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                          1,038,622            459,473           (657,101)

CASH AND CASH EQUIVALENTS:
  Beginning of year                                                    4,005,187          3,545,714          4,202,815
                                                                    ------------       ------------       ------------

  End of year                                                       $  5,043,809       $  4,005,187       $  3,545,714
                                                                    ============       ============       ============

SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest                                            $  2,049,587       $  1,033,989       $    362,151
                                                                    ============       ============       ============

  Cash paid for income taxes                                        $      7,600       $         --       $         --
                                                                    ============       ============       ============


See notes to consolidated financial statements

WESTSTAR FINANCIAL SERVICES CORPORATION


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Weststar Financial Services Corporation is a holding company with one subsidiary, The Bank of Asheville (the "Bank"), a state chartered commercial bank incorporated in North Carolina on October 29, 1997. The Bank provides consumer and commercial banking services in Buncombe County and surrounding areas. Common shares of The Bank of Asheville were exchanged for common shares of Weststar Financial Services Corporation on April 29, 2000.

Basis of Presentation - The consolidated financial statements include the accounts of Weststar Financial Services Corporation and its wholly owned subsidiary, The Bank of Asheville (herein referred to collectively as the "Company"). All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities - Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as either held-to-maturity securities or trading securities and equity securities not classified as trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses reported as a component of other comprehensive income. Gains and losses on held for investment securities are recognized at the time of sale based upon the specific identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, result in writedowns of the individual securities to their fair value. The related writedowns are included in earnings as realized losses. Premiums and discounts are recognized in interest expense, or interest income, respectively, using the interest method over the period to maturity. Transfers of securities between classifications are accounted for at fair value. The Company has not classified any securities as trading or held-to-maturity securities.

Loans - Loans held for investment are stated at the amount of unpaid principal, reduced by an allowance for loan losses.

Allowance for Loan Losses - The provision for loan losses charged to operations is an amount which management believes is sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, historical loan loss experience and other risk factors. Recovery of the carrying value of loans is dependent to some extent on future economic, operating and other conditions that may be beyond the Company's control. Unanticipated future adverse changes in such conditions could result in material adjustments to the allowance for loan losses.

Loans that are deemed to be impaired (i.e., probable that the Company will be unable to collect all amounts due according to the terms of the loan agreement) are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. A valuation reserve is established to record the difference between the stated loan amount and the loan's present value, market value, or fair value of the collateral, as appropriate, of the impaired loan. Impaired loans may be valued on a loan-by-loan basis (e.g., loans with risk characteristics unique to an individual borrower) or on an aggregate basis (e.g., loans with similar risk characteristics). As of December 31, 2000, loans totaling $199,650 were considered impaired. No loans were considered impaired at December 31, 1999 or 1998. The related allowance for loan losses determined for impaired loans was $86,152 at December 31, 2000. For the years ended December 31, 2000, 1999 and 1998, the Company recognized interest income from impaired loans of approximately $27,993, $4,044 and $0, respectively.

Premises and Equipment and Other Long-Lived Assets - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization, computed by the straight-line method, are charged to operations over the properties' estimated useful lives, which range from 25 to 50 years for buildings, 5 to 15 years for furniture and equipment or, in the case of leasehold improvements, the term of the lease, if shorter. Maintenance and repairs are charged to operations in the year incurred. Gains and losses on dispositions are included in current operations.

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows related to the asset is less than the stated amount of the asset, an impairment loss is recognized.

Stock Purchase Warrants - In connection with the initial public offering of The
     Bank of Asheville common stock in 1997, the Bank issued 60,360 stock purchase warrants to certain common stockholders. Each warrant was convertible into one share of the Bank's common stock at an exercise price of $11.00 per share. The warrants were exercisable one year from issuance and expired five years from issuance. During 1999, 25,741 stock purchase warrants were exercised and the remaining stock purchase warrants were cancelled by the Bank.

Income Taxes - Deferred income taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting bases of assets and liabilities are reflected in the balance sheet at the tax rates expected to be in effect when the differences reverse. A valuation allowance is provided against deferred tax assets when realization is deemed not to be likely. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Interest Income and Expense - The Company utilizes the accrual method of accounting. Substantially all loans earn interest on the level yield method based on the daily outstanding balance. The accrual of interest is discontinued when, in management's judgment, the interest may not be collected.

The Company defers the immediate recognition of certain loan origination fees and certain loan origination costs when new loans are originated and amortizes these deferred amounts over the life of each related loan as an adjustment to interest income.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Income (Loss) Per Share - Basic net income (loss) per common share has been computed using the weighted average number of shares of common stock outstanding during the year (633,298 shares in 2000, 615,521 shares in 1999 and 607,557 shares in 1998). There were no potentially dilutive securities during 2000, 1999 and 1998.

New Accounting Standards - In June 1998, the Financial Accounting Standards
     Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The new standard requires than an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 was amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date for FASB Statement No. 133, which delays the Company's effective date until January 1, 2001. Management does not believe that SFAS No. 133 will have a material effect on the Company's financial statements and current disclosures.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and
     Servicing of Financial Assets and Extinguishment of Liabilities, SFAS No. 140 revises the standards for accounting for securitization and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of the provisions of SFAS No. 125 without reconsideration. The statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. Management does not believe that SFAS No. 140 will have a material effect on the Company's financial statements and current disclosures.

2.    INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses and fair values of investment securities at December 31, 2000 and 1999 are as follows:

Available-for-sale securities consist of the following at December 31, 2000:

                                                            Amortized                 Unrealized                 Fair
Type and Maturity Group                                       Cost              Gains           Losses           Value
U. S. Treasury due - within 1 year                          $  745,990        $    1,703        $    --        $  747,693
U. S. Government agencies due - within 1 year                1,273,617             1,298             --         1,274,915
                                                            ----------        ----------        -------        ----------

Total at December 31, 2000                                  $2,019,607        $    3,001        $    --        $2,022,608
                                                            ==========        ==========        =======        ==========


Available-for-sale securities consist of the following at December 31, 1999:

                                                           Amortized            Unrealized                    Fair
Type and Maturity Group                                      Cost           Gains         Losses              Value
U. S. Treasury due - within 1 year                         $  749,505     $    --       $     (595)         $   748,910

U. S. Government agencies due - within 1 year               1,758,834          --           (5,333)           1,753,501
                                                           ----------     ---------     -----------         -----------

Total at December 31, 1999                                 $2,508,339     $    --       $   (5,928)         $ 2,502,411
                                                           ==========     =========     ===========         ===========

3.    LOANS

Loans at December 31, 2000 and 1999 classified by type, are as follows:

                                                2000                1999

Real estate:
  Construction                              $  8,894,309        $  7,152,238
  Mortgage                                    32,332,304          16,963,594
Commercial, financial and agricultural        17,939,971           9,926,255
Consumer                                       1,338,067             562,765
                                            ------------        ------------
           Subtotal                           60,504,651          34,604,852
Net deferred loan origination fees              (212,020)           (144,128)
                                            ------------        ------------

Total                                       $ 60,292,631        $ 34,460,724
                                            ============        ============


Nonperforming assets at December 31, 2000 and 1999:

                                 2000               1999

Nonaccrual loans              $ 522,137          $ 247,559



No loans have been restructured during 2000, 1999 or 1998.

Directors and officers of the Company and companies with which they are affiliated are customers of and borrowers from the Company in the ordinary course of business. At December 31, 2000 and 1999, directors' and principal officers' direct and indirect indebtedness to the Company aggregated $281,263, of which $200,000 was participated, and $136,856, respectively.

4.    ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 2000 and 1999 are as follows:


                                          2000          1999          1998

Balance at beginning of year           $ 528,808     $ 218,719     $   3,200
Additions charged to operations          454,960       316,685       269,614
Charge-offs                             (112,062)      (18,567)      (55,838)
Recoveries                                    --        11,971         1,743
                                       ---------     ---------     ---------

Balance at end of year                 $ 871,706     $ 528,808     $ 218,719
                                       =========     =========     =========

5.    PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2000 and 1999 are as follows:

                                                           2000                       1999
Land                                                   $   113,900                $   113,900
Land improvements                                          121,873                    121,874
Building and improvements                                1,491,346                  1,475,842
Furniture and equipment                                    886,400                    744,064
Leasehold improvements                                     373,643                    287,852
Construction in progress                                       521                     10,585
                                                       -----------                -----------
           Total                                         2,987,683                  2,754,117
Less accumulated depreciation and amortization            (555,148)                  (298,610)
                                                       -----------                -----------

Total                                                  $ 2,432,535                $ 2,455,507
                                                       ===========                ===========

6.       DEPOSIT ACCOUNTS

At December 31, 2000, the scheduled maturities of time deposits of $100,000 or more are as follows:

                Within 3 months           $    2,613,897
                Within 6 months                1,235,154
                Within 12 months               1,872,430
                Greater than 1 year            1,007,626
                                          --------------

                Total                     $    6,729,107
                                          ==============

7.    INCOME TAXES

The components of the income tax benefit for the years ended December 31, 2000, 1999 and 1998 follow:


                            2000             1999             1998

Income tax benefit:
  Current                $   9,537        $      --         $     --
  Deferred                (329,691)        (155,502)              --
                                          ---------         --------

Total                    $(320,154)       $(155,502)        $     --
                         =========        =========         ========


For the years ended December 31, 2000, 1999 and 1998, a deferred tax provision
     (benefit) of $3,448, $(1,207) and $(1,082), respectively, was allocated to other comprehensive income as the tax effect of the unrealized gain/loss on investment securities available for sale.

A reconciliation of reported income tax benefit for the periods ended December
     31, 2000, 1999 and 1998 to the amount of tax benefit computed by multiplying the loss before income taxes by the statutory federal income tax rate of 34% follows:


                                                       2000           1999           1998
Income tax (benefit) at statutory rate              $ 213,224      $(137,757)     $(331,373)
Increase (decrease) resulting from:
  State income taxes net of federal tax benefit        30,551        (17,745)       (54,115)
  Valuation allowance                                (543,000)            --        385,488
  Other                                               (20,929)            --             --
                                                    ---------      ---------      ---------

Tax benefit reported                                $(320,154)     $(155,502)     $      --
                                                    =========      =========      =========


The tax effect of the cumulative temporary differences and carryforwards that gave rise to the deferred tax assets and liabilities at December 31, 2000, 1999 and 1998 are as follows:

2000                                                 Assets        Liabilities      Total
Net operating loss carryforward                    $ 123,427                     $ 123,427

Contribution carryforward                              8,164                         8,164

Allowance for loan losses                            302,010                       302,010

Unrealized gain on securities available for sale          --       $  (1,159)       (1,159)

Depreciation                                              --         (43,873)      (43,873)

Capitalized start-up expenditures                     44,916              --        44,916

Capitalized organization costs                        21,962              --        21,962

Prepaid expenses                                          --         (34,514)      (34,514)

Deferred compensation                                  9,459              --         9,459

AMT credit carryforward                                9,539              --         9,539

Other, net                                            20,000              --        20,000
                                                   ---------       ---------     ---------

Total                                              $ 539,477       $ (79,546)    $ 459,931
                                                   =========       =========     =========

1999

Net operating loss carryforward                    $ 468,180                      $ 468,180
Contribution carryforward                              8,164                          8,164
Allowance for loan losses                            180,792                        180,792
Unrealized loss on securities available for sale       2,289                          2,289
Depreciation                                              --      $ (58,707)        (58,707)
Capitalized start-up expenditures                     68,351             --          68,351
Capitalized organization costs                        33,420             --          33,420
Prepaid expenses                                          --        (20,554)        (20,554)
Other, net                                                --         (5,247)         (5,247)
Valuation allowance                                 (543,000)            --        (543,000)
                                                   ---------      ---------       ---------

Total                                              $ 218,196      $ (84,508)      $ 133,688
                                                   =========      =========       =========

 1998                                               Assets      Liabilities       Total
Net operating loss carryforward                   $ 445,757                    $ 445,757
Contribution carryforward                             5,753                        5,753
Allowance for loan losses                            53,189                       53,189
Unrealized loss on securities available for sale      1,082                        1,082
Depreciation                                             --     $ (28,394)       (28,394)
Capitalized start-up expenditures                    66,680            --         66,680
Prepaid expenses                                         --        (6,936)        (6,936)
Other, net                                               --       (17,152)       (17,152)
Valuation allowance                                (543,000)           --       (543,000)
                                                  ---------     ---------      ---------

Total                                             $  29,461     $ (52,482)     $ (23,021)
                                                  =========     =========      =========

As of December 31, 2000, federal and state operating loss carryovers of approximately $303,000 and $436,000, respectively, are available to offset future federal and state taxable income. The carryover period is 5 years for state and 20 years for federal, which will result in expirations of varying amounts.

The Company has a charitable contribution carryforward of $24,011 available to reduce federal taxable income. This credit will expire in year 2003.

Management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets. Although realization of the deferred tax asset is not assured, management now believes it is more likely than not that all of the deferred tax assets will be realized. As a result, the valuation allowance existing at December 31, 1999 was reversed in 2000.

8.    LEASES

The Company leases the banking facility premises and equipment under operating lease agreements. Future minimum rental payments are as follows:


2001                                     $50,382
2002                                      41,434
2003                                       7,222
Thereafter                                    --
                                         -------
Total                                    $99,038
                                         =======


The land for a branch office is leased from a partnership that includes a director of the Company. The annual rental is $25,500. Rental expense charged to operations under all operating lease agreements was $42,555, $45,529 and $46,910 for the years ended December 31, 2000, 1999 and 1998, respectively.

9.    REGULATION AND REGULATORY RESTRICTIONS

The Company is regulated by the Board of Governors of the Federal Reserve
     System ("FRB") and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission. The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the North Carolina State Banking Commission.

The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2000, the most recent regulatory notifications categorized the Company as well capitalized under the regulatory framework for prompt corrective action. Management believes, as of December 31, 2000, 1999 and 1998, that the Company meets all capital adequacy requirements to which it is subject. To be categorized as adequately capitalized under the regulatory framework for prompt corrective action, the Company must monitor the minimum capital ratios as set forth in the table below.

The Company's actual capital amounts and ratios are also presented in the table
     (dollar amounts in thousands):

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                       For Capital            Prompt Corrective
                                                   Actual           Adequacy Purposes         Action Provisions
                                              ------------------   -------------------       -------------------
                                              Amount     Ratio       Amount     Ratio          Amount    Ratio
As of December 31, 2000:
  Total Capital (to Risk Weighted Assets)     $6,661     12.01%      $4,436     8.00%          $5,545   10.00%
  Tier I Capital (to Risk Weighted Assets)     5,966     10.76        2,218     4.00            3,327    6.00
  Tier I Capital (to Average Assets)           5,966      8.77        2,720     4.00            3,400    5.00

As of December 31, 1999:
  Total Capital (to Risk Weighted Assets)     $5,580     17.13%      $2,605     8.00%          $3,256   10.00%
  Tier I Capital (to Risk Weighted Assets)     5,171     15.88        1,303     4.00            1,954    6.00
  Tier I Capital (to Average Assets)           5,171     12.63        1,638     4.00            2,078    5.00

As of December 31, 1998:
  Total Capital (to Risk Weighted Assets)     $5,257     31.60%      $1,331     8.00%          $1,664   10.00%
  Tier I Capital (to Risk Weighted Assets)     5,049     30.35          665     4.00              998    6.00
  Tier I Capital (to Average Assets)           5,049     25.25          800     4.00            1,000    5.00



10.   STOCK OFFERING

At December 31, 2000, the Company was offering a minimum of 117,600 shares and a maximum of 410,000 shares of its $1.00 par value common stock for sale at $9.50 per share. At December 31, 2000, $328,396 in subscriptions had been received, representing subscriptions for 34,568 shares. In January 2001, the Board of Directors elected to extend the offer until February 28, 2001 and lowered the offering price from $9.50 to $8.00. In addition, the minimum and maximum number of shares to be offered were changed to 62,500 and 486,800, respectively. Proceeds generated from the sale will be used to enhance capital and liquidity positions, fund expansion plans, including the establishment of additional branch offices in and around Buncombe County, and for general corporate purposes.

11.   COMMITMENTS AND CONTINGENCIES

The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts outstanding do not necessarily represent future cash requirements. Standby letters of credit represent conditional commitments issued by the Company to assure the performance of a customer to a third party. The unused portion of commitments to extend credit at December 31, 2000 and 1999 was $16,143,800 and $5,536,642, respectively.

The Company's exposure to credit loss for commitments to extend credit and standby letters of credit is the contractual amount of those financial instruments. The Company uses the same credit policies for making commitments and issuing standby letters of credit as it does for on-balance sheet financial instruments. Each customer's creditworthiness is evaluated on an individual case-by-case basis. The amount and type of collateral, if deemed necessary by management, is based upon this evaluation of creditworthiness. Collateral held varies, but may include marketable securities, deposits, property, plant and equipment, investment assets, inventories and accounts receivable. Management does not anticipate any significant losses as a result of these financial instruments.

In the normal course of its operations, the Company from time to time is party to various legal proceedings. Based upon information currently available, and after consultation with its legal counsel, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on the Company's business, financial position or results of operations.

12.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                                                            December 31,
                                                   -----------------------------------------------------------
                                                               2000                           1999
                                                   -----------------------------   ---------------------------
                                                      Carrying      Estimated        Carrying      Estimated
                                                       Amount       Fair Value        Amount       Fair Value
                                                          (In Thousands)                  (In Thousands)
Assets:
  Cash and cash equivalents                           $5,044         $5,044          $4,005         $4,005
  Marketable securities                                2,023          2,023           2,502          2,502
  Federal Home Loan Bank stock                           225            225              58             58
  Loans                                               60,293         60,422          34,461         34,463

Liabilities:
  Demand deposits                                     31,357         31,357          19,142         19,142
  Time deposits                                       31,846         31,851          18,779         18,793

Off-balance-sheet - commitments to
  extend credit                                           --         16,144              --          5,537

The carrying amount of cash and cash equivalents is considered a reasonable estimate of fair value.

The fair value of securities, excluding the Federal Home Loan Bank stock, is based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

The fair value for loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities.

The carrying amount of demand deposit approximates fair value as such deposits are payable upon demand. The fair value of time deposits is estimated using the present value of the projected cash flows using rates currently being offered on certificates with similar maturities.

13.   EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution 401(k) plan, which allows those employees who have attained the age of 21 years and worked 1,000 hours to elect to contribute a portion of their salary to the plan in accordance with the provisions and limits set forth in the plan document. The plan was established in March 1999. The Company makes discretionary matching contributions in an amount determined each plan year to each participant who makes 401(k) savings contributions during the year. The Company may also make a discretionary profit-sharing contribution for a plan year to those participants employed during the year. The Company's contribution to the plan was $34,192 and $10,000 for the years ended December 31, 2000 and 1999, respectively. During 2000, a key employee entered into a salary continuation agreement with the Company providing for periodic payments at the retirement or death of the employee. The present value of the estimated liability is being accrued over the vesting period defined in the agreement. The related expense for fiscal 2000 was $24,493. The Company is the owner and beneficiary of a life insurance policy on this key employee which will be used to fund the Company's liability under the salary continuation agreement. The total net cash surrender value of this policy at December 31, 2000 was $20,533.

14.   OVERNIGHT BORROWINGS

Federal funds purchased generally represent overnight borrowing by the Company for temporary funding requirements:

                                                                       2000
Balance at end of year:
  Weighted average interest rate at end of year                            --
  Maximum amount outstanding at any month end during the year      $4,860,000
  Average daily balance outstanding during the year                $1,254,000
  Average annual interest rate paid during the year                      6.82%




                                    ********